Celgene Corporation Announces Fourth Quarter Results
                      and Growing Sales of Thalomid (TM)


      WARREN, N.J., Feb. 11 /PRNewswire/ -- Celgene Corporation (NASDAQ: CELG) today announced results for the fourth quarter and full year 1998. Net revenue from continuing operations for the quarter was $2,665,000 compared to $315,000 for the fourth quarter 1997. Fourth quarter 1998 revenue consisted of research contract income of $430,000 and gross product sales of THALOMID (TM) (thalidomide) of $2,441,000 ($2,235,000 after deductions). THALOMID is Celgene's first pharmaceutical product and was introduced to the market in late September 1998. The net loss from continuing operations for the fourth quarter 1998 was $8,375,000, or $0.51 per share, and in the comparable 1997 period the net loss was $8,211,000 or $0.59 per share.

      Net revenue from continuing operations for the full year 1998 was $3,800,000 a threefold increase over the $1,122,000 recorded in 1997. Gross sales of Thalomid, were $3,511,000 ($3,265,000 after deductions), while research contract income was $535,000. The net loss to common shareholders for 1998 was $25,093,000, or $1.55 per share, compared to a net loss of $26,922,000, or $2.20 per share, in 1997. The net loss for 1998 reflects a gain of approximately $7,000,000 on the sale of Celgene's Chiral Intermediate business to Cambrex Corporation in January 1998. The net loss from continuing operations was $32,023,000, or $1.98 per share, compared to $25,020,000, or $2.05 per share, in
1997.

      The increased operating loss in 1998 is due to increased sales and marketing expenses associated with the launch of THALOMID (TM), and the increased research and development expenses required to move products from both our immunological and chiral platforms into the clinic.

      As  previously  reported in the fourth  quarter,  Celgene  entered  into a licensing agreement with EntreMed, Inc. Under the agreement, Celgene has acquired exclusive worldwide rights to EntreMed's patents and technology for thalidomide, as well as United States Food and Drug Administration (FDA) orphan drug designations granted to EntreMed. EntreMed has been investigating thalidomide's anti-angiogenic activity in the treatment of several oncological indications.

      "It was an eventful quarter as we ramped up our launch of THALOMID (TM) under our proprietary S.T.E.P.S. program. We are encouraged that this year sales are tracking above our internal forecast", noted John W. Jackson, Chairman and CEO of Celgene. "Data from the University of Arkansas on the use of THALOMID in multiple myeloma presented at the American Society of Hematology meeting in December reinforced our determination to pursue development of THALOMID for the treatment of cancer. In this respect, our agreement with EntreMed complements our strategy well."





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      Additional  milestones  during the quarter  included the initiation of the
d-methylphenidate trials, the issuance of an important patent for the once-a-day dosing of this compound, and the filing of an IND for the first SelCID for
Crohn's   disease.   Also,   agreements  were  signed  between  Celgro  and  two
multinational agrochemical companies to produce chirally pure versions of two of their existing products.

      In January 1999 we completed a $15,000,000 financing with the John Hancock Mutual Life Insurance Company and several of its affiliates.

      Thalidomide is contraindicated in pregnant women and women capable of becoming pregnant. Even a single capsule taken by a pregnant woman can cause severe birth defects or death to an unborn baby. The major adverse drug reactions known to be associated with thalidomide treatment include: peripheral neuropathy, a common potentially severe side effect that may be irreversible; drowsiness/somnolence; dizziness/orthostatic hypotension; neutropenia; and increased HIV-viral load. Physicians should consult full Prescribing Information for further information about these and other adverse reactions prior to initiating treatment with THALOMID (TM) (thalidomide). Celgene Corporation, headquartered in Warren, NJ, is engaged in the development of pharmaceuticals and agrochemicals.

      This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q, and 8K reports.




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                              Celgene Corporation
                            Condensed Balance Sheet
                                  (Unaudited)



                                              December 31          December 31
Assets                                           1998                  1997
Cash, Cash Equivalents
    & Marketable Securities                   $5,123,843           $13,583,445
Receivables                                    2,662,389             1,430,384
Inventory                                      1,571,408                    --
Other Current Assets                             229,060               353,266
Assets Held for Disposal                              --               485,170
Current Assets                                 9,586,700            15,852,265

Plant & Equipment, Net                         2,262,130             2,286,024

Other Assets                                      79,167                79,167
Total Assets                                 $11,927,997           $18,217,456

Liabilities & Equity
Accounts Payable                              $3,045,458              $842,262
Accrued Expenses                               3,845,254             1,388,933
Capitalized Lease Obligations                    225,372               210,499
Current Liabilities                            7,116,084             2,441,694

Capitalized Lease
    Obligation - Net of Current Portion          195,578               350,670
Long Term Convertible Note                     8,348,959                    --
Total Liabilities                             15,660,621             2,792,364

Preferred Stock                                       --             4,029,455
Common Stock                                     166,130               154,279
Paid in Capital                              140,714,314           130,638,433
Retail Deficit                              (144,613,068)         (119,520,540)
Treasury Stock and Other Equity                       --               (76,535)
Total Stockholders' Equity                    (3,732,624)           15,425,092
                                             $11,927,997           $18,217,456



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                               Celgene Corporation
                        Condensed Statement of Operations
                                   (Unaudited)


                                            Three Month Period Ended December 31
                                                 1998                 1997
Revenues:
Product Sales                             $    2,234,652        $           --
Research contracts                        $      430,000        $      315,125
Total revenues                            $    2,664,652        $      315,125

Expenses:
    Cost of Goods Sold                    $      223,037        $           --
    Research and development              $    5,803,296        $    4,960,700
    Selling, general and administrative   $    5,011,160        $    3,612,343
                                          $   11,037,493        $    8,573,043

Operating Loss                            $   (8,372,841)       $   (8,257,918)
Interest Income                           $      208,115                54,144
Interest Expense                          $      210,642                 6,905
Loss from Continuing Operations           $   (8,375,368)       $   (8,210,679)

Discontinued Operations:
    Loss from Operations                              --        $      318,893
    Net Income (Loss)                     $   (8,375,368)       $   (7,891,786)
    Accretion of premium
       payable on preferred stock                     --        $       47,080
Net Income (Loss)
    applicable to common shareholders     $   (8,375,368)       $   (7,938,865)

Earnings (loss) per share of Common
  Stock Basic and Diluted per share:
    Loss from Continuing Operations               $(0.51)               $(0.59)
Discontinued Operations:
    Loss from Operations                  $           --        $         0.02

Net Income (Loss) applicable
    to common shareholders
    per basic share of common stock               $(0.51)               $(0.57)

Weighted average number of
    shares of common stock outstanding        16,449,000            13,900,000



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SOURCE    Celegene Corporation
-0-
CONTACT: Sol J. Barer, Ph.D., President & COO of Celgene Corporation, 732-271-4153/
(CELG)


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